Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement No. 333-236341 on Form S-3 of Kimbell Royalty Partners, LP (“Kimbell”) of our report dated March 12, 2018, related to the financial statements of Haymaker Properties, L.P., as of and for the years ended December 31, 2017 and 2016, appearing in the Current Report on Form 8-K/A of Kimbell dated July 27, 2018, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 5, 2020